Exhibit 10.12

November 17, 2003

John Varian

Dear John:

ARYx Therapeutics is pleased to invite you to join us as Vice President and Chief Operating Officer. It will be recommended to the ARYx Board of Directors that you be elected an Officer of the Company in this position. The ARYx mission of discovering and developing pharmaceuticals in which safety is a critical measure of efficacy can be greatly enhanced through people such as yourself.

Responsibilities

Should you join us, you will be responsible for the functions of Chief Operating Officer. Amongst the duties of this position will be to:

•      Work as a key member of the management team, reporting to the President and CEO and participating in all management decisions to come before the Management Committee;

•      Manage corporate operations, including finance, investor relations, corporate communications, general administration, commercial partnerships and corporate development;

•      Lead a corporate development program by designing financing strategies approvable by the CEO and board, and by implementing an adopted Corporate Strategic Development Plan over a defined time period towards specific goals, utilizing all available resources, including CEO, senior management and board as appropriate;

•      Establish and implement the financial and business operations systems and processes that ARYx will require to manage its next stage of growth;

•      Implement, in partnership with the CEO, a corporate development plan to be approved by the board to maximize value of current and future product portfolio;

•      Work directly with the board on matters as designated by the CEO.

You will report directly to me as President and CEO. You will be a regular member of the ARYx Management Committee, and will work at our facilities in Santa Clara, California. Based upon your performance and the evolving needs of the Company, your position, duties, and work location may change over the course of your employment with us.

Compensation

ARYx is offering to you a compensation package intended to provide both short-term and long-term income. Your cash compensation will include a base salary of $260,000 per annum (less payroll deductions and all required withholdings), paid semi-monthly, In addition, ARYx provides a substantial benefits package including health, dental and vision care, as well as paid vacation of three weeks per year. Details about these benefits and benefits plans are included with this offer letter.

In addition to your base salary, you may be eligible for bonus payments in cash compensation, additional equity, or a combination of cash and equity, as determined by the Compensation Committee of the ARYx Board of Directors. While it is the stated intent of the Board that such a bonus program occur annually, there is no representation made, either in writing or implied, that such bonuses are guaranteed. Whether such bonuses are paid will be based upon the Board’s review of both corporate and individual performance. However, as part of your initial employment, ARYx will pay to you a cash bonus of $25,000 on April 1, 2004 should you meet the following milestones:

•      Integrate successfully as a member of the management team;

•      Finalize a Corporate Strategic Development Plan which outlines the corporate strategy through the period of break-even for the Company, detailing how the Company will be financed and how value will be realized out of products, partnerships and operations;

•      Successfully partner with the CEO, other senior management and current investors to complete the Series D financing for the Company;

•      Develop the analytical tool to bring a commercial analysis to portfolio management and successfully integrate this analysis into the Portfolio Management Committee.

An additional cash bonus of $25,000 will be paid to you on December 1, 2004 if by that date you have met these additional milestones:

•      Develop and complete the initial elements of a partnering strategy covering the commercial analysis, market positioning and target corporate partners for ATI-2042 and ATI-7505 (the two lead ARYx products) to fully maximize their value to the Company;

•      Successfully implement initial elements of approved Corporate Strategic Development Plan in accordance with the established timeline, including modeling corporate financing options beyond January 1, 2005;

•      Develop and implement management and finance accounting systems that can allow ARYx to become a publicly traded company, should the Board opt for such a course;

•      Successfully integrate your direct reports into a functional team, and place a Director of Business Development if you deem it necessary.

As an additional element of your hire, ARYx will provide a one-time cash bonus of $30,000 paid entirely at the time of your start date. As with your other cash compensation, this will be subject to payroll deductions and all required withholdings.

Equity

Long-term income will be tied to the success of the Company. ARYx believes that key employees should share in the Company’s success, and accordingly, it will be recommended to the Board of Directors that you be granted an option to purchase 500,000 shares of ARYx common stock (the “Option”) under the terms of the Company’s stock option plan. The exercise price will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board. Your granted options will vest as follows: twenty-five percent (25%) of the shares will vest on the first anniversary of the commencement date of your employment, and thereafter the options will vest in equal monthly installments (1/48th of the shares) over the following thirty-six months. Of course, this vesting schedule assumes continued qualified service to the Company.

Home Office

It is mutually understood that you while your time commitment to the Company will be full time, you will be working out of your home office up to two days each week until such time that the ARYx corporate offices are relocated to a location facilitating your daily commute. ARYx agrees to fully equip your home office to ensure this work arrangement operates efficiently. For purposes of this agreement, ARYx will provide a telephone line, home computer, fax and copier machine and high speed internet line, as well as related supplies. In addition, ARYx will provide the necessary IT support to ensure the success of this arrangement.

Confidentiality

ARYx is committed to the highest ethical standards. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by ARYx. In addition, you agree that you will not bring onto ARYx’ premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

Termination of Employment

You may terminate your employment with ARYx at any time, with or without Good Reason (as defined below), simply by notifying us. Likewise, ARYx may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined below), or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If the Company terminates your employment at any time for Cause, or if you resign from ARYx without Good Reason, your salary shall cease on the date of termination, and you will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required by applicable law or the terms of any applicable Company benefit plans. The Option and any other stock awards you hold shall cease vesting as of the date of termination and those options which are already vested shall be exercisable only pursuant to the terms of the ARYx stock option plans and agreements.

However, if the Company terminates your employment at any time without Cause, or you resign from ARYx for Good Reason (as long as this resignation occurs within thirty days after the occurrence of the event that forms the basis of the resignation), (i) the Company shall make a lump sum severance payment to you in an amount equal to six (6) months of your then-current base salary, subject to withholdings and deductions, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner, and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if you were to remain employed by ARYx over the six (6) month period following the date of such termination.

Change of Control

In the event your employment with the Company is involuntarily terminated without Cause by the Company or its successor, or you resign for Good Reason, and such termination or resignation occurs within thirteen (13) months following a Change of Control (as defined below), the vesting of the Option shall be accelerated such that the Option shall become fully vested. Your receipt of the accelerated vesting of the Option provided in this paragraph, or the receipt of the severance pay described above, shall be conditioned on your execution of a release agreement in the form attached to this letter as Attachment II, such executed release must be delivered to the Company within twenty-one (21) days after the termination of your employment with the Company in order for any of such benefits be provided to you.

Definitions

For purposes of this letter agreement:

•               “Cause” shall mean that you have committed, or there has occurred, one or more of the following:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that you have committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (b) material breach of any agreement entered into between you and the Company that impairs the Company’s interest therein; (c) willful misconduct, or gross neglect by you of your duties, if such conduct is not cured within seven (7) days of your receipt of written notice (provided that such conduct can reasonably be cured); (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) engagement in any activity that constitutes a material conflict of interest with the Company. Your death or physical or mental disability shall also constitute Cause for termination under this letter agreement. Cause to terminate your employment based on your physical or mental disability shall exist if any illness, disability or other incapacity renders you physically or mentally unable to regularly perform your duties hereunder for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Board of Directors shall make a good faith determination of whether you are physically or mentally unable to regularly perform your duties, subject to its review and consideration of any physical and/or mental health information provided to it by you.

•               “Good Reason” shall mean any one of the following events which occurs on or after the commencement of your employment without your consent:  (i) any reduction of your then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material reduction in your benefits, except to the extent that such benefits of all other officers of the Company are similarly reduced; (iii) any material diminution of your duties, responsibilities, or authority, excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by you; or (iv) any requirement that you relocate to a work site that would increase your one-way commute distance to more than sixty (60) miles from the Company’s current headquarters; or (v) any material breach by the Company of its obligations under letter agreement that is not remedied by Company within thirty (30) days of written notice of such breach from you. You must tender your resignation to the Company or its successor within thirty (30) days after the occurrence of the event that forms the basis for your resignation for Good Reason.

•               “Change of Control” shall mean the occurrence of any of the following: (i) a sale, lease, or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (v) in the event that the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Company’s Board of Directors. (If the election, or nomination for election by the Company’s shareholders, of any new member of the Company’s Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.)  Notwithstanding the foregoing, for the purposes of this letter agreement and with respect to any and all clauses of this paragraph, an initial public offering of the securities of the Company (an “IPO”) or any transactions or events constituting part of an IPO, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof shall not be deemed to constitute or in any way effect a Change of Control.

General Provisions

ARYx requires all of its employees to comply with its Employee Proprietary Information and Inventions Agreement, as attached, that prohibits unauthorized use or disclosure of ARYx proprietary information. This letter, together with an executed Employee Proprietary Information and Inventions Agreement and an executed Release Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

On behalf of ARYx, I hope you find this employment offer agreeable, and will indicate your acceptance by signing, dating and returning a copy of this letter and the attachments to David Nagler at the ARYx address below. I would appreciate a reply on or before November 17, 2003. If you accept our offer, please plan on starting on December 1, 2003.

ARYx has set a bold course for itself. We intend to serve patients through safety and efficacy, employees through meaningful work and very competitive compensation, and shareholders through high standards and beneficial financial returns. We look forward to your joining us on this course.

Sincerely

/s/ Peter G. Milner

Peter Milner M.D.
President and Chief Executive Officer
ARYx Therapeutics, Inc.

Accepted:

/s/ John Varian	18-Nov-2003
Name	Date

Attachment I:  Employee Proprietary Information and Inventions Agreement

Attachment II: Release Agreement

ARYX THERAPEUTICS

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ARYX THERAPEUTICS (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             NONDISCLOSURE

1.1          Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the

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commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any

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and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.             LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

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10.2        Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  December 1, 2003.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	18-Nov-2003

/s/ John Varian
(Signature)

John Varian
(Printed Name)

ACCEPTED AND AGREED TO:

ARYX THERAPEUTICS

By:	/s/ David Nagler

Title:	VP CORP AFFAIRS

2255 Martin Ave #F
(Address)

Dated:	12/2/03

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EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ John Varian
(PRINTED NAME OF EMPLOYEE)

Date:	18-Nov-2003

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

A-1

EXHIBIT B

TO:	ARYx Therapeutics	[None JV]

FROM:

DATE:

SUBJECT:     Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ARYx Therapeutics (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐    No inventions or improvements.

☐    See below:

☐    Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐    Additional sheets attached.

EXHIBIT B

RELEASE AGREEMENT

I understand that my employment with ARYX THERAPEUTICS, INC. (the “Company”) terminated effective               ,            (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of November 17, 2003, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7)

days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Chief Executive Officer; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

JOHN VARIAN	ARYX THERAPEUTICS, INC.

By:

Print Name:

Print Title:

Dated:	Date:

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